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                                                                   Exhibit 12


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                                     Burlington Northern Santa Fe Corporation
                          Statement of Computation of Ratio of Earnings to Fixed Charges
                                            (In millions, except ratio)



                                                        Year Ended December 31,
                                                        -----------------------
Earnings:                           1997           1996            1995             1994                1993
                                    ----           ----            ----             ----                ----

Pre-Tax income                     $1,404         $1,440            $334            $695                $521
Add:
     Interest and fixed
     charges, excluding
     capitalized interest             344            301             220             155                 145

     Amortization of
     capitalized interest               3              3               1              --                  --

     Portion of rent
     under long-term
     operating leases
     representative of
     an interest factor               183            179             129              98                  92

Deduct:
     Undistributed
     equity in earnings
     of investments
     accounted for
     under the equity
     method
                                     (17)            (5)           ( 27)            ( 4)                ( 3)
                                   ------         ------        --------         -------             -------
     Total earnings
     available for fixed
     charges                       $1,917         $1,918            $657            $944                $755
                                   ======        =======         =======         =======             =======
Fixed Charges:
   Interest expense and
   fixed charges                     $362           $314            $227            $157                $145

   Portion of rent under
   long-term operating
   leases representative
   of an interest factor              183            179             129              98                  92
                                      ---            ---             ---             ---                ----
   Total Fixed Charges               $545           $493            $356            $255                $237
                                     ====          =====            ====            ====                ====

Ratio of Earnings to
Fixed Charges                        3.52x(1)       3.89x           1.85x (1)       3.70x               3.19x
                                     ====          =====         =======         =======             =======
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(1)  Earnings for the years ended December 31, 1997 and 1995, include special charges of $90 million and $735 million (before tax, respectively). Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

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